EXHIBIT 21

                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 27, 2001, the Registrant had one "significant subsidiary", as defined in Regulation S-X, Rule 1-02(w), identified as follows:

      GMRI, Inc., a Florida corporation, doing business as Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones.

         In addition to GMRI, Inc., the Registrant, directly or indirectly, had the following other operating subsidiaries as of May 27, 2001, none of which, individually, constitutes a "significant subsidiary" under Regulation S-X, Rule 1-02(w):

      GMR Restaurants of Pennsylvania, Inc., a Pennsylvania corporation, doing business as Red Lobster and Olive Garden;
      GMRI Canada, Inc., a Florida corporation, doing business as Red Lobster,
           Red Lobster Canada, Olive Garden, and Olive Garden Canada;
      GMRI Texas L.P., a Texas limited partnership, doing business as Red
           Lobster, Olive Garden and Bahama Breeze; and
      GMRI Realty, Inc., a Maryland corporation.

The Registrant, directly or indirectly, had other subsidiaries as of May 27, 2001. If considered in the aggregate as a single subsidiary as of May 27, 2001, those other subsidiaries would not constitute a "significant subsidiary" as defined in Regulation S-X, Rule 1-02(w).